PROSPECTUS Dated January 24, 1997                   Pricing Supplement No.2 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                        January 27, 1997
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:  $50,000,000

Maturity Date:  February 1, 1999; provided that if such day is not a
                Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual Date:  January 30, 1997

Interest Payment Dates:  Each January 30, April 30, July 30 and October 30,
                         commencing April 30, 1997; provided that the final Interest Payment Date will be the Maturity Date.
                         If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest Rate:  To be determined 2 London Banking Days prior to the date of issuance

Base Rate:  LIBOR

Index Maturity:  3 Months

Spread (Plus or Minus): Plus .04%

Minimum Denomination:  $1,000

Interest Payment Period:  Quarterly

Specified Currency:  U.S. Dollars

Issue Price:  100%

Settlement Date (Original Issue Date):  January 30, 1997

Initial Interest Reset Date:  April 30, 1997, or if such day is not a
                              Business Day, the next succeeding Business
                              Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates:  Same as Interest Payment Dates

Interest Reset Period:  Quarterly

Interest Determination Dates:  Two London Banking Days prior to each
                               Interest Reset Date

Reporting Service:  Telerate (Page 3750)

Book Entry Note or Certificated Note: Book Entry Note

Senior Note or Subordinated Note: Senior Note

Calculation Agent:  The Chase Manhattan Bank

CUSIP:  61745EJP7




 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated